Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the RxSight, Inc. 2021 Equity Incentive Plan, 2021 Employee Stock Purchase Plan, 2015 Equity Incentive Plan and 2006 Stock Plan of RxSight, Inc. of our report dated May 14, 2021 (except for the retroactive effect of the 1-for-10.33 reverse stock split as described in Note 17, as to which the date is July 23, 2021), with respect to the consolidated financial statements of RxSight, Inc. included in its Registration Statement (Form S-1 No. 333-257790) and related Prospectus of RxSight, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

July 29, 2021